Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

ENTEROMEDICS ANNOUNCES 1-FOR-6 REVERSE SPLIT OF COMMON STOCK

ST. PAUL, Minn., June 29, 2010 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced that its Board of Directors has approved a 1-for-6 reverse split of its common stock, to be effective upon the close of trading on July 9, 2010. The reverse split is part of the Company’s plan to regain compliance with the $1.00 minimum bid price required for continued listing on the NASDAQ Capital Market. The Company’s common stock will begin trading on a split adjusted basis on the NASDAQ Capital Market when the market opens on July 12, 2010. Beginning July 12, EnteroMedics’ common stock will trade for 20 trading days under ticker symbol “ETRMD” to provide notice of the reverse stock split. After this period, the symbol will revert to “ETRM.”

The reverse split will consolidate every six shares of common stock into one share of common stock at a par value of $0.01 per share. The number of authorized common and preferred shares of the Company’s stock will not be affected by the reverse split, but proportional adjustments will be made to the Company’s outstanding stock options and warrants. Fractional shares of common stock will be rounded up to the nearest whole share and fractional stock options and warrants will be rounded down to the nearest whole share. After the reverse split takes effect, shareholders will receive information from Wells Fargo Bank N.A., the Company’s transfer agent, regarding the process for exchanging their shares. As previously disclosed, the Reverse Split was approved by the Company’s stockholders at the Annual Meeting of Stockholders held on May 6, 2010.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics is currently conducting a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients outside of the United States. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; potential healthcare legislative reform and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 29, 2010. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

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